UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: July 26, 2006
PLEXUS CORP.
(Exact name of registrant as specified in its charter)

Wisconsin	000-14824	39-1344447

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

55 Jewelers Park Drive, Neenah, Wisconsin	54957-0156

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:
(920) 722-3451
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition
Item 2.05. Costs Associated with Exit or Disposal Activities
SIGNATURES
Press Release

Item 2.02. Results of Operations and Financial Condition.
On July 26, 2006, Plexus Corp. announced results for the third quarter ended July 1, 2006. A copy of Plexus’ related press release is furnished to the Commission by attaching it as Exhibit 99.1 to this report.
Item 2.05. Costs Associated with Exit or Disposal Activities.
Plexus Corp. (the “Company”) announced the planned closure of its manufacturing facility in Maldon, England (“Maldon”). This action was finalized by management on July 26, 2006. The total cost of this restructuring action is currently estimated at $1.0 million: approximately $0.9 million in cash payments for severance and retention bonuses and $0.1 million of non-cash charges for impairment of assets. An initial $0.4 million of this restructuring charge was taken in the fiscal third quarter of 2006 to recognize the anticipated severance payments for the facility’s 77 employees; the remaining restructuring charges are anticipated to be taken by March 31, 2007. (The fiscal third quarter charge was offset by favorable adjustments to accruals for previous restructuring actions at Bothell, WA.) The closure of the Maldon facility, which will reduce the Company’s capacity by approximately 40,000 square feet, is expected to be completed by March 31, 2007.
The Company had previously reported in its prior-year fiscal third quarter Form 10-Q (July 2, 2005) its intention to consolidate manufacturing in the United Kingdom at the Company’s facility in Kelso, Scotland and to convert the Maldon facility from a manufacturing facility to a fulfillment, service and repair center. An initial restructuring charge of $0.2 million for the conversion of Maldon, primarily severance for a planned 43-employee workforce reduction, was taken in the fiscal third quarter of 2005. An additional $0.2 million of restructuring costs has since been recognized to essentially complete this conversion of Maldon.
Subsequently, the Company was unable to complete a contract with a key customer in the United Kingdom which would have provided a significant source of ongoing service and repair revenue to the Maldon facility, as originally anticipated. Without this sustaining revenue stream, Maldon was not expected to be economically viable as a fulfillment, service and repair center; consequently the decision was made to close it.

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SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 26, 2006	PLEXUS CORP.
(Registrant)

	By:	/s/ F. Gordon Bitter

F. Gordon Bitter
Chief Financial Officer

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